Smithfield Foods Announces Third Quarter Earnings

Smithfield, Virginia (February 28, 2008)—Smithfield Foods, Inc. (NYSE: SFD) reported income from continuing operations for the third quarter of fiscal 2008 of $59.1 million, or $.44 per diluted share, versus income from continuing operations of $62.1 million, or $.55 per diluted share last year.

For the third quarter, net income of $54.6 million, or $.41 per diluted share, includes an after-tax loss of $4.5 million, or $.03 per diluted share, from discontinued operations. Last year’s third quarter net income of $60.4 million, or $.54 per diluted share, includes an after-tax loss of $1.7 million, or $.01 per diluted share, from discontinued operations. Sales were $3.8 billion, compared to $3.3 billion a year ago.

Results for the third quarter were negatively impacted by a significant increase in the company’s estimated effective tax rate. Smithfield believes this adjustment negatively impacted net income by $.06 per diluted share, based on previously-anticipated tax rates.

Following are the company’s sales and operating profit for continuing operations by segment (in millions):

SEGMENT RESULTS - OPERATING PROFIT

SMITHFIELD FOODS, INC AND SUBSIDIARIES

(in millions)

	13 Weeks Ended		39 Weeks Ended
	January 27, 2008	January 28, 2007	January 27, 2008	January 28, 2007
Sales
Pork	$2,605.3	$2,304.6	$7,177.0	$5,874.7
Beef	674.9	638.3	2,152.0	1,894.8
International	358.8	235.0	879.7	737.4
Hog Production	558.0	428.5	1,778.4	1,350.6
Other	38.8	30.1	112.3	104.0

	4,235.8	3,636.5	12,099.4	9,961.5
Intersegment	(446.3)	(359.8)	(1,481.5)	(1,111.7)

Total Sales	$3,789.5	$3,276.7	$10,617.9	$8,849.8

Operating Profit
Pork	$221.5	$99.6	$310.9	$140.1
Beef	12.2	1.3	34.1	12.2
International	22.3	23.7	46.4	31.0
Hog Production	(80.7)	4.5	30.9	170.8
Other	7.0	15.4	30.6	34.0
Corporate	(16.0)	(20.1)	(51.4)	(54.9)

Total Operating Profit	166.3	124.4	401.5	333.2
Interest Expense	(63.3)	(44.3)	(173.6)	(127.7)

Income from Continuing Operations before Income Taxes	$103.0	$80.1	$227.9	$205.5

Profits of the pork segment more than doubled due to the acquisition of Premium Standard Farms in May, lower raw material costs, significant growth in exports and substantial improvement in packaged meats margins. Fresh pork volume rose 35 percent.

Packaged meats volumes were flat. However, packaged meats margins expanded about 50 percent. Pre-cooked product categories continued to grow, with several convenience-oriented lines showing double-digit growth, including pre-cooked bacon, sausage, ribs and entrees.

Overall, beef segment results increased more than $11 million. Beef processing earnings rose modestly and cattle feeding was profitable. Although profitable, beef processing margins continued well below historical levels due to continued depressed industry conditions.

Hog production operations experienced a loss, the result of considerably lower hog prices and higher raising costs. Live hog market prices averaged $37 per hundredweight, down from $44 per hundredweight last year. Raising costs rose to $49 per hundredweight versus $42 a year ago on higher grain prices.

In the Other segment, the company’s joint venture turkey operations, Butterball LLC, suffered from significantly higher grain costs and equity income was below last year.

Operating profits were below the same quarter a year ago in the international segment. Groupe Smithfield experienced a slight decline in sales volume as well as competitive price pressures which decreased margins in the private label, cooked ham and cooked sausage categories in the French and Dutch markets. Animex operations in Poland continued its trend of improved earnings in spite of hog prices well above last year.

“We enjoyed very strong fresh pork margins that were much higher than historical levels as a result of lower hog costs and strong industry exports. Fortunately, we were able to capitalize on these margins during a period of very high slaughter rates,” said C. Larry Pope, president and chief executive officer. “In addition, I am very pleased with our packaged meats margins, which benefited from low raw material costs and a continuing focus on this business. We believe that there still are more opportunities in packaged meats,” he said.

“Looking forward, our fiscal fourth quarter will likely be very difficult, as our hog production operations probably will not achieve profitability. The key to overall results will be the extent to which our pork segment results offset anticipated weak performance from our hog production segment,” Mr. Pope said. “It appears that the hog production industry is reacting to soaring grain prices by reducing herd size. The industry seems to have begun a necessary correction. Meanwhile, pork exports are expected to continue to grow, which will lend support to the hog and pork markets,” he said.

With sales of $13 billion, Smithfield Foods is the leading processor and marketer of fresh pork and packaged meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements includes statements concerning the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company’s forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs and cattle, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, the timing and extent to which beef export markets are reopened, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, access to capital, the investment performance of the Company’s pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for fiscal 2007 and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended		39 Weeks Ended
	January 27, 2008	January 28, 2007	January 27, 2008	January 28, 2007
Sales	$3,789.5	$3,276.7	$10,617.9	$8,849.8
Cost of sales	3,384.8	2,985.5	9,612.5	8,017.3

Gross profit	404.7	291.2	1,005.4	832.5

Selling, general and administrative expenses	253.1	193.5	665.6	539.5
Interest expense	63.3	44.3	173.6	127.7
Equity in income of affiliates	(14.7)	(26.7)	(61.7)	(40.2)

Income from continuing operations before income taxes	103.0	80.1	227.9	205.5

Income taxes	43.9	18.0	88.1	57.1

Income from continuing operations	59.1	62.1	139.8	148.4

Loss from discontinued operations, net of tax	(1.6)	(1.7)	(3.7)	(8.3)
Loss on disposal of discontinued operations, net of tax	(2.9)	—	(9.6)	(10.4)

Net income	$54.6	$60.4	$126.5	$129.7

Income per share:
Basic:
Continuing operations	$.44	$.55	$1.04	$1.33
Discontinued operations	(.03)	(.01)	(.10)	(.17)

Net income	$.41	$.54	$.94	$1.16

Diluted:
Continuing operations	$.44	$.55	$1.04	$1.33
Discontinued operations	(.03)	(.01)	(.10)	(.17)

Net income	$.41	$.54	$.94	$1.16

Weighted average shares outstanding:
Basic	134.3	111.9	133.8	111.5
Diluted	134.5	112.2	133.9	111.8

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

SCHEDULE OF EQUITY IN (INCOME) / LOSS OF AFFILIATES

(In millions)

Following is a breakdown of the major investments included in equity in (income) / loss of affiliates as presented in the consolidated statements of income:

	13 Weeks Ended		39 Weeks Ended		Segment
	January 27, 2008	January 28, 2007	January 27, 2008	January 28, 2007
Butterball	$(5.9)	$(13.9)	$(25.0)	$(17.9)	Other
Five Rivers	(2.4)	(0.5)	(18.8)	1.6	Beef
Groupe Smithfield	(4.3)	(9.6)	(14.9)	(12.8)	International
All other equity method investments	(2.1)	(2.7)	(3.0)	(11.1)	Various
Equity in income of affiliates	$(14.7)	$(26.7)	$(61.7)	$(40.2)

Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

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